Exhibit 3.65

ARTICLES OF INCORPORATION

OF

HEALTHSOUTH of Dothan, Inc.

Pursuant to the provisions of the Alabama Business Corporation Act, the undersigned hereby adopts the following Articles of Incorporation:

ARTICLE I

The name of the Corporation is HEALTHSOUTH of Dothan, Inc.

ARTICLE II

The Corporation shall have perpetual duration.

ARTICLE III

The nature of the business or purposes to be conducted or promoted are:

(a) To engage in the business of owning, operating and managing rehabilitation and similar facilities and to do any and all things necessary and appropriate to carry out such business effectively, including, without limitation, the owning, leasing, management and operation of income producing properties, either directly or indirectly, or in concert with others.

(b) To engage in any lawful act or activity for which corporations may be organized under the Alabama Business Corporation Act.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, par value per $.01 per share.

ARTICLE V

The address of its initial registered office in the State of Alabama is 1200 AmSouth/Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama 35203, and the name of its initial registered agent at such address is Haskell Slaughter Young & Johnston, Professional Association.

ARTICLE VI

The Board of Directors shall have the power to make, alter or repeal the Bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Board of Directors. Election of Directors need not be by written ballot. The names and mailing addresses of the initial Board of Directors, to serve until their successors are elected and qualified pursuant to the Alabama Business Corporation Act and the Bylaws adopted by this Corporation are as follows:

Richard M. Scrushy

Two Perimeter Park South

Birmingham, Alabama 35243

Aaron Beam, Jr.

Two Perimeter Park South

Birmingham, Alabama 35243

Anthony J. Tanner

Two Perimeter Park South

Birmingham, Alabama 35243

ARTICLE VII

The name and mailing address of the sole Incorporator is as follows:

William W. Horton

1200 AmSouth/Harbert Plaza

1901 Sixth Avenue North

Birmingham, Alabama 35203

ARTICLE VIII

No shareholder, by virtue of being a shareholder, shall enjoy any preemptive rights with regard to purchase of stock.

IN WITNESS WHEREOF, the undersigned, being the sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Alabama Business Corporation Act, does make these Articles and does hereby declare and certify that the facts stated herein are true, and accordingly does hereunto sign these Articles of Incorporation this 26th day of May, 1993.

/s/ William W. Horton
William W. Horton

This instrument prepared by:

William W. Horton

Haskell Slaughter Young & Johnston,

    Professional Association

1200 AmSouth/Harbert Plaza

1901 Sixth Avenue North

Birmingham, Alabama 35203

2